NEWS RELEASE  Cusip# 138748 10
Trading Symbol: OTC BB CWPC

Corporate Update

Calgary, Alberta.  Thursday, May 18, 2006: The Company announces that it has accepted the resignations of Thornton Donaldson, P. Eng as a Director and Bill Timmins as a Director. Messrs. Donaldson and Timmins have resigned to make room on the Board of Directors for independent directors as part of the ongoing transition to satisfy senior American stock exchange listing requirements  At this time, members of the Board of Directors are: Murray Wilson, Chairman (Calgary); Romeo D’ Angela (Toronto); Ron Phillips (Connecticut); and Rod Haverslew (Calgary).  The company is in discussions with a number of prospective directors that have significant direct oilsands, capital markets and corporate governance experience.

Ron Phillips noted "Thornton Donaldson has been instrumental in the transition to becoming a Calgary based company with given oil sands expertise and has served the Company well from its inception eight years ago.  With a successful background in mining over the last 40 years, his leadership during the formative years was invaluable."

Bill Timmins commented “It is the right time to move the Company's operations to Calgary with Murray Wilson as our new CEO, given his long track record of success in the Canadian Oil Sands in particular.  In addition, it will also allow closer working relations with the management of CanWest's operating subsidiary, Oilsands Quest, the operator of the Oilsands Quest Permit Lands (formerly know as the Firebag East Project). Under the direction of Murray Wilson, Chairman and Chief Executive Officer of the Company, the transition to having the Company's head office and all operations based in Calgary is nearing completion.

Oilsands Quest expects to release a comprehensive progress report before the end of June which will include summary drill results of the Oilsands Quest Permit Lands for results received to date. Results are currently being processed and analyzed in various independent labs. Today Chris Hopkins stated that “our results to date continue to exceed the company’s expectations. The company continues to plan and construct the infrastructure required to support the Phase II exploration program, including roads and housing facilities.” Oilsands Quest Inc. (www.oilsandsquest.com) is a private Alberta corporation of which CanWest Petroleum Corporation (www.canwestpetroleum.com) owns a 59.7 percent interest on a fully diluted basis.

For further information, contact:

Jonathan Buick:
Toll Free:	877-748-0914, Office: 416-915-0915
Email:	jbuick@buickgroup.com
Website:	www.canwestpetroleum.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors effecting the Company's operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.